Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Third Quarter 2007 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—October 30, 2007--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2007.

Highlights

▪	Increased net operating income ("NOI") for same store owned off-campus properties by 9.3 percent over the third quarter 2006.

▪
Quarterly FFOM of $5.9 million, or $0.23 per fully diluted share (including a $0.04 per fully diluted share charge consisting of a $0.5 million compensation charge and a related write-off of the company’s deferred tax asset of $0.5 million, both related to the company's 2004 Outperformance Bonus Plan), compared to $5.5 million, or $0.27 per fully diluted share, in the third quarter prior year. Excluding the compensation charge and related tax impact, quarterly FFOM was $6.9 million or $0.27 per fully diluted share.

▪	The company reaffirms its annual FFOM guidance range of $1.36 to $1.48 per share, excluding the $0.43 per share impact from the compensation charge and related tax impact.

▪	Increased occupancy of same store owned off-campus portfolio for the 2007–2008 academic year to 98.5 percent, compared to 97.4 percent for the previous academic year.

▪	Achieved an average rental rate increase at the owned off-campus properties of 4.0 percent for the 2007–2008 academic year.

▪	Completed construction and opened University Centre, an 838-bed owned off-campus community serving students attending Newark and metro New York area colleges and universities.

▪	Placed two third-party on-campus communities into service, totaling 1,097 beds at the University of New Orleans and West Virginia University - Potomac State.

▪	Selected by the Erie Community College Foundation to develop 450 beds on the South Campus in Orchard Park, NY.

▪
Substantially expanded third-party management business with the award of four assignments at the University of Texas at Dallas, Drake University, Savannah State University and Arizona State University.  These four contracts are planned to include more than 5,357 beds and represent more than $715 thousand in potential annual third-party fees.

Third Quarter 2007 Operating Results

Revenue for the 2007 third quarter totaled $36.5 million, up 18.3 percent from $30.9 million in the 2006 third quarter. Net loss for the 2007 third quarter totaled $2.4 million, or $0.10 per fully diluted share, compared with a net loss of $1.6 million, or $0.09 per fully diluted share, for the same quarter in 2006.  Operating income for the quarter increased $0.3 million or 6.4 percent over the prior year quarter primarily due to the 2007 acquisitions and new development projects placed into service in 2006 and 2007.  FFO for the 2007 third quarter totaled $5.2 million, or $0.21 per fully diluted share, compared with $5.0 million, or $0.24 per fully diluted share, for the third quarter 2006. FFOM for the 2007 third quarter totaled $5.9 million, or $0.23 per fully diluted share, compared with $5.5 million, or $0.27 per fully diluted share, for the third quarter 2006. A reconciliation of FFO and FFOM to net income is shown on Table 3.

“The financial results for the quarter met our internal expectations, and the operational performance of our core business continues to excel with 9.3 percent same store NOI growth when compared to the same quarter prior year,” said Bill Bayless, American Campus CEO. “With the capital raise completed subsequent to the quarter, we are positioned to execute on our expanding development pipeline and thrive in a sector where many companies are hindered by the current capital environment.”

Positioning Management for Future Growth

ACC’s board of directors has approved several promotions and internal reassignments to maximize growth opportunities and facilitate the continuation of the company’s sector-leading operational and financial performance.  These promotions and reassignments will become effective as of November 1, 2007.

Executive Vice President and Chief Executive Officer Brian Nickel is being promoted to senior executive vice president of capital market strategies and chief investment officer.  In addition to his current duties related to capital market strategies, Nickel will take a more active role in leading the execution of the company’s investment and growth activities.

Greg Dowell, who has been the company’s chief of operations since its IPO in 2004, is being promoted to senior executive vice president and chief operating officer.  In addition to providing executive oversight for the company’s property operations, Dowell will assume additional responsibilities for corporate support functions to enhance the continuing development, refinement and scalability of the company’s property and corporate operating platforms.

With a $1.4 billion development pipeline continuing to rapidly expand, Jim Hopke, currently executive vice president and chief investment officer, will move into the position of executive vice president of project management and construction.  In this role he will provide focused executive leadership and oversight related to the project management and delivery of owned and third-party development pipelines.

Jon Graf, currently the company’s senior vice president and chief accounting officer, is being promoted to the position of executive vice president and chief financial officer.  During the last three years he has worked closely with Brian Nickel on the execution of our capital market and financing activities. Graf joined the company shortly after its IPO bringing more than 10 years of public company accounting, compliance and regulatory experience.  Graf will be supported by the promotions of Daniel Perry to senior vice president of capital markets and Kim Voss to senior vice president and controller.

“With our rapidly expanding owned and third-party development pipelines, the successful launch of our ACE™ program, and opportunities to acquire underperforming properties, we believe that one of the most significant opportunities for quality growth is upon us,” Bayless said.  “These promotions and reassignments place our key personnel in the positions that fully utilize their strengths and should enable us to maximize opportunities for the company and value for our shareholders.  It is very rewarding to see all of these positions being filled by internal personnel, demonstrating the depth of talent in our organization.”

Owned Portfolio Update

Construction on the Villas at Chestnut Ridge, a 552-bed owned development that will serve students attending the University at Buffalo, was 44 percent complete as of September 30, 2007.  Occupancy is scheduled for August 2008.

Construction on Vista del Sol, the 1,866-bed owned on-campus community at Arizona State University, was 42 percent complete as of September 30, 2007 and is anticipated to open for occupancy in August 2008.

Leasing at University Centre, Newark has continued beyond its initial opening and occupancy has improved to 76 percent as of October 26, 2007.

Subsequent to Quarter End

The company raised $98.7 million of net proceeds after estimated transaction costs of $0.3 million through an equity offering on October 10, 2007, consisting of the sale of 3,500,000 shares of common stock.

Closing for the Hampton Roads Military Housing Project is expected on December 1, 2007.  As previously noted, ACC expects to earn a substantial portion of the fees on the project upon closing as most of the company’s contractual duties were related to design and pre-development activities.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampuscommunities.com. In addition, the company will host a conference call to discuss third quarter results and the 2007 outlook on Wednesday, October 31, 2007 at 10 a.m. EDT (9:00 a.m. CDT). To participate by telephone, call 866-825-1692 passcode 66947880 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampuscommunities.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning two hours after the end of the call until November 7, 2007 by dialing 888-286-8010 or 617-801-6888 passcode 79637573. The replay also will be available for 30 days at www.americancampuscommunities.com and at www.earnings.com.  The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 43 student housing communities containing approximately 26,900 beds. Including its owned properties, the company provides management and leasing services at a total of 56 properties with approximately 35,800 beds located on or near college and university campuses. Additional information is available at www.americancampuscommunities.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2007	December 31, 2006
Assets	(unaudited)

Investments in real estate:
Owned properties, net	$903,349	$694,197
On-campus participating properties, net	73,896	76,688
Investments in real estate, net	977,245	770,885

Cash and cash equivalents	10,852	79,107
Restricted cash	14,025	11,260
Student contracts receivable, net	4,316	3,129
Other assets	25,979	20,000

Total assets	$1,032,417	$884,381

Liabilities and stockholders’ equity

Liabilities:
Secured debt	$543,685	$432,294
Unsecured revolving credit facility	47,900	-
Accounts payable and accrued expenses	14,424	13,616
Other liabilities	45,354	29,436
Total liabilities	651,363	475,346

Minority interests	31,648	39,561

Stockholders’ equity:
Common stock	236	229
Additional paid in capital	394,883	382,367
Accumulated earnings and dividends	(45,056)	(13,533)
Accumulated other comprehensive (loss) income	(657)	411
Total stockholders’ equity	349,406	369,474

Total liabilities and stockholders’ equity	$1,032,417	$884,381

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007		2006	2007		2006
Revenues:
Owned off-campus properties	$30,045		$24,340	$85,197		$64,687
On-campus participating properties	4,083		3,971	14,160		13,450
Third-party development services	1,383		1,729	2,434		4,463
Third-party management services	627		491	1,999		1,844
Resident services	380		328	1,044		993
Total revenues	36,518		30,859	104,834		85,437

Operating expenses:
Owned off-campus properties	16,368		13,178	41,276		31,710
On-campus participating properties	2,317		2,455	6,842		6,660
Third-party development and management services	1,484		1,338	3,925		4,402
General and administrative	2,286	(1)	1,468	15,804	(1)	4,879
Depreciation and amortization	7,797		6,735	22,535		18,672
Ground/facility leases	473		238	1,263		676
Total operating expenses	30,725		25,412	91,645		66,999

Operating income	5,793		5,447	13,189		18,438

Non-operating income and (expenses):
Interest income	221		294	1,242		623
Interest expense	(7,560)		(7,445)	(20,940)		(19,847)
Amortization of deferred financing costs	(324)		(334)	(936)		(1,078)
Total non-operating expenses	(7,663)		(7,485)	(20,634)		(20,302)

Loss before income taxes, minority interests, and discontinued operations	(1,870)		(2,038)	(7,445)		(1,864)
Income tax provision	(576)	(2)	-	(696)	(2)	-
Minority interests	77		149	309		202
Loss from continuing operations	(2,369)		(1,889)	(7,832)		(1,662)

Discontinued operations:
Income attributable to discontinued operations	-		278	-		1,648

Net loss	$(2,369)		$(1,611)	$(7,832)		$(14)

Net (loss) income per share:
Basic	$(0.10)		$(0.09)	$(0.34)		$-
Diluted	$(0.10)		$(0.09)	$(0.33)		$(0.02)

Weighted average common shares outstanding:
Basic	23,563,651		18,218,128	23,261,475		17,553,627
Diluted	25,320,144		20,535,276	25,273,845		19,397,571

(1)
Includes a compensation charge of $0.5 million, or $0.02 per fully diluted share, and $10.4 million, or $0.41 per fully diluted share, for the three and nine months ended September 30, 2007, respectively, related to the Company’s 2004 Outperformance Bonus Plan.

(2)
Includes the write-off of the company’s deferred tax asset of $0.5 million, or $0.02 per fully diluted share, for both the three and nine month periods ended September 30, 2007, related to the compensation charge recorded for the 2004 Outperformance Bonus Plan.

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30 ,
	2007	2006	2007	2006
Net loss	$(2,369)	$(1,611)	$(7,832)	$(14)
Minority interests	(77)	(149)	(309)	(202)
Real estate-related depreciation and amortization	7,675	6,711	22,144	18,909

Funds from operations (“FFO”)	5,229	4,951	14,003	18,693

Elimination of operations from on-campus participating properties:
Net loss from on-campus participating properties	1,102	1,191	1,208	1,306
Amortization of investment in on-campus participating properties	(1,068)	(1,037)	(3,194)	(3,083)
	5,263	5,105	12,017	16,916

Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (1)	473	238	1,263	676
Management fees	189	171	652	615
On-campus participating properties development fees (2)	-	-	-	305
Impact of on-campus participating properties	662	409	1,915	1,596
Funds from operations—modified for operational performance of on-campus participating properties (“FFOM”)	5,925	5,514	13,932	18,512
Compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan (3)	973	-	10,907	-

FFOM, excluding compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan (3)	$6,898	$5,514	$24,839	$18,512

FFO per share - diluted	$0.21	$0.24	$0.55	$0.96

FFOM per share - diluted	$0.23	$0.27	$0.55	$0.95

FFOM per share, excluding compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan – diluted (3)	$0.27	$0.27	$0.98	$0.95

Weighted average common shares outstanding - diluted	25,493,713	20,637,239	25,437,569	19,495,171

(1)
50 percent of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

(2)
For the nine months ended September 30, 2006 the amount represents development and construction management fees, including construction savings earned under the general construction contract, related to the Cullen Oaks Phase II on-campus participating property completed in August 2005.

(3)
Relates to a compensation charge and related tax impact recorded to reflect the company’s 2004 Outperformance Bonus Plan based on the value of 367,682 shares of the company’s common stock. On February 28, 2007, management provided guidance regarding the company’s financial outlook for the year ended December 31, 2007. Compensation expense and the related tax impact associated with the company’s 2004 Outperformance Bonus Plan was not included in such guidance. Accordingly, when considering the company’s FFOM for the reporting period, management believes it is useful to modify FFOM to exclude the compensation charge and related tax impact. Management believes that this supplemental measure will allow securities analysts, investors and other interested parties to evaluate the company’s financial performance as compared to previously provided guidance.

CONTACT: American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000